UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 24, 2023

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement.

Third Amendment to Assistance Agreement with the State of Connecticut

In November 2015, FuelCell Energy, Inc. (the “Company”) entered into a definitive Assistance Agreement (the “Assistance Agreement”) with the State of Connecticut and received a disbursement of $10 million to be used for the first phase of a two-phase expansion project to improve manufacturing and logistics efficiencies.  In conjunction with this financing, the Company entered into a $10 million promissory note and related security agreements securing the loan with equipment liens and a mortgage on its Danbury, Connecticut location. Under the Assistance Agreement, the Company was eligible for up to $5 million in loan forgiveness if the Company created 165 full-time positions and retained 538 full-time positions for two consecutive years (as amended from time to time, the “Employment Obligation”) as measured on October 28, 2017 (as amended from time to time, the “Phase 1 Target Date”). The Assistance Agreement was subsequently amended in April 2017 to extend the Phase 1 Target Date by two years to October 28, 2019. The first phase of the expansion project was completed in 2018, whereby the Company expanded the manufacturing facility in Torrington, Connecticut by approximately 102,000 square feet for a total size of 167,000 square feet.

In January 2019, the Company signed a Second Amendment to the Assistance Agreement (the “Second Amendment”). The Company received the countersigned Second Amendment on February 4, 2019, which was approved by the State of Connecticut Office of the Attorney General on January 28, 2019. The Second Amendment extended the Phase 1 Target Date to October 31, 2022, and amended the Employment Obligation to require the Company to maintain 538 full-time positions for 24 consecutive months. If the Company met the Employment Obligation, as modified by the Second Amendment, on or before the Phase 1 Target Date, as extended by the Second Amendment, and created an additional 91 full-time positions, the Company could have received a credit in the amount of $2 million to be applied against the outstanding balance of the loan. The Second Amendment deleted and canceled the provisions of the Assistance Agreement related to the second phase of the expansion project and the loans related thereto, but the Company had not drawn any funds or received any disbursements under those provisions.

In April 2023, the Company signed a Third Amendment to the Assistance Agreement (the “Third Amendment”).  The Third Amendment was approved by the State of Connecticut Office of Attorney General on May 18, 2023, and the State of Connecticut Office of Attorney General released, and the Company received, the countersigned Third Amendment on May 24, 2023, at which time the Third Amendment became effective. The Third Amendment further extends the Phase 1 Target Date to October 31, 2024 and updates the Employment Obligation to require the Company to retain 538 full-time positions in Connecticut on or before October 31, 2024 and to maintain such positions for 24 consecutive months. The 24 consecutive month period ending on or before the Phase 1 Target Date (as extended by the Third Amendment) that yields the highest annual average positions will be used to determine compliance with the updated Employment Obligation, provided that no portion of such 24 consecutive months may begin before the date of the Third Amendment. The Third Amendment also requires the Company to furnish a job audit (the “Job Audit”) to the Commissioner of Economic and Community Development (the “Commissioner”) no later than 90 days following the 24-month period described above.

If, as a result of the Job Audit, the Commissioner determines that the Company has failed to meet the updated Employment Obligation, the Company will be required to immediately repay a penalty of $14,225.00 per each full-time employment position below the updated Employment Obligation. The amount repaid will be applied first to any outstanding fees, penalties or interest due, and then against the outstanding balance of the loan.

If, as a result of the Job Audit, the Commissioner determines that the Company has met the updated Employment Obligation and has created an additional 91 full-time employment positions, for a total of 629 full-time employees, the Company may receive a credit in the amount of $2.0 million, which will be applied against the then-outstanding principal balance of the loan. Upon application of such credit, the Commissioner will recalculate the monthly payments of principal and interest such that such monthly payments shall amortize the then remaining principal balance over the remaining term of loan.

The foregoing description of the Third Amendment is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Third Amendment to Assistance Agreement by and between the State of Connecticut Acting by the Department of Economic and Community Development, and FuelCell Energy, Inc., effective May 24, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: May 30, 2023	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President and Chief Financial Officer